SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                           [ X ]
Filed by a Party other than the Registrant        [   ]

Check the appropriate box:

    [ X ]  Preliminary Proxy Statement
    [   ]  Confidential, for Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
    [   ]  Definitive Proxy Statement
    [   ]  Definitive Additional Materials
    [   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  TENERA, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


   ---------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

    [   ]  No fee required.
    [ X ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    (1) Title of each class of securities to which transaction applies: N/A

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    (2) Aggregate number of securities to which transactions applies: N/A

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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            The fee is calculated at 1/50th of one percent of $500,000.

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                                       1

    (4) Proposed maximum aggregate value of transaction: Although unable to ascertain the amount which would be distributable to shareholders upon liquidation, calculation is based upon an amount Registrant believes any liquidation would not exceed: $500,000

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    (5) Total fee paid: $100.00 sent under separate cover

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    [   ]  Fee paid previously with preliminary materials.
    [   ]  Check box if any part of the fee is offset as provided by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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    (1) Amount Previously Paid:

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    (2) Form, Schedule, or Registration Statement No.:

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    (3)  Filing Party:

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    (4)  Date Filed:

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                                       2

                                [GRAPHIC OMITTED]

                                  TENERA, Inc.
                           100 Bush Street, Suite 850
                             San Francisco, CA 94104

                          ----------------------------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON SEPTEMBER 4, 2003

                          ----------------------------


TO THE SHAREHOLDERS

You are cordially invited to the Special Meeting of Shareholders of TENERA, Inc. (the "Company" or "TENERA") which will be held at 12:00 Noon (local time) on Thursday, September 4, 2003, at the law offices of Greenberg Traurig LLP, 2450 Colorado Ave, Ste. 400E, Santa Monica, California, for the following purposes as described in the accompanying Proxy Statement:
      1. To ratify and approve the Plan of Complete Liquidation and Dissolution of TENERA, Inc., substantially in the form of Annex A attached to the accompanying Proxy Statement, including the liquidation and dissolution of TENERA contemplated thereby.

      2. To transact such other business as may properly come before the Special meeting or any adjournments thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only shareholders of record at the close of business on August 15, 2003, the record dated fixed by the Board of Directors, are entitled to notice of and to vote at the meeting or any adjournments or postponement thereof.

      Your vote is important to the Company. Please complete, sign, date, and return the enclosed proxy card in the enclosed, postage-paid envelope. If you attend the Special meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.



                                        By Order of the Board of Directors,


                                               /s/ Jeffrey R. Hazarian
                                        ----------------------------------------
                                                  Jeffrey R. Hazarian
                                                Chief Executive Officer

July  23, 2003

                 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING


         Q:  What proposal will be voted on at the Special Meeting?
         A:  The following proposal will be voted on at the Special Meeting:

             o The proposal to be voted on is whether to ratify and approve the Plan of Complete Liquidation and Dissolution of TENERA, Inc., substantially in the form of Annex A attached to the accompanying proxy statement, including the liquidation and dissolution of TENERA contemplated thereby.

         Q. What will happen if the plan of dissolution is ratified and approved?
         A: If the plan of dissolution is ratified and approved, the Company will file a certificate to dissolve TENERA with the Delaware Secretary of State, complete the liquidation of the remaining assets, satisfy the remaining obligations and make distributions to the shareholders of available liquidation proceeds. See "Proposal - To Ratify and Approve the Plan of Complete Liquidation and Dissolution - Principal Provisions of the Plan."

         Q.  When will shareholders receive any payment from the liquidation?
         A: Subject to shareholder ratification and approval of the plan of dissolution, the Company anticipates that after the Company liquidates the remaining assets and properties, it will distribute available liquidation proceeds, if any, as the Board of Directors deems appropriate to shareholders. The Company anticipates that the remaining liquidation proceeds, if any, will be distributed over a period of three years in accordance with Delaware law. See "Proposal - To Ratify and Approve the Plan of Complete Liquidation and Dissolution - Liquidating Distributions; Nature; Amount; Timing."

         Q. What is the amount of the payment that shareholders will receive from the liquidation?
         A: As of March 31, 2003, the Company had approximately $427 thousand of cash and cash equivalents, $1.3 million of net trade receivables and the total liabilities on the balance sheet were approximately $4.6 million. Subsequent to that date, the Company's subsidiary has received approximately $4.5 million in cash proceeds from the sale of assets, contracts and certain receivables. Additionally,$500,000 was placed by the asset buyer into an escrow account established in connection with the sale of certain assets, to be released to the Company on the satisfaction of several post-sales closing transactions: as of the date of this proxy, $100,000 has been released. In addition to satisfying the liabilities on the balance sheet (including the payoff of the subordinated debentures by GoTrain totaling approximately $1.6 million, accounts payable of approximately $1.3 million, and accrued compensation and related expenses totaling approximately $1.1 million), the Company has used and anticipates continuing to use cash in the next several months for a number of items, including, but not limited to, the following:
             o    Ongoing operating expenses;
             o Expenses of approximately $400,000 incurred in connection with completion of e-Learning course work obligations associated with the sale of the assets of the e-Learning subsidiary;
             o    Expenses of approximately $376,000 incurred in connection with extending the directors' and officers' insurance coverage;
             o Expenses incurred in connection with the liquidation, including the termination of long-term lease obligations;
             o    Employee severance and related costs;
             o    Taxes, if any, associated with the sales of assets;
             o    Client service and contractual closeout obligations; and
             o    Professional, legal, consulting and accounting fees.

             The Company currently is unable to ascertain the amount, if any, of cash resources that may ultimately be distributed to the shareholders due to the variable outcomes possible in terminating the Company's long-term commitments.


         Q. What will happen if the plan of dissolution is not ratified and approved?
         A: If the plan of dissolution is not ratified and approved, those directors and officers who choose to remain with the Company will continue to manage and utilize the Company's remaining non-operating assets in order to satisfy, if possible, the remaining obligations. There can be no assurance that the remaining assets will be sufficient to meet the long-term commitments of the Company.

         Q.  What do I need to do now?
         A: After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. A majority of shares entitled to vote must be represented at the meeting to enable TENERA to conduct business at the meeting. See "Information Concerning Solicitation and Voting."

         Q.  Can I change my vote after I have mailed my signed proxy?
         A: Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to the Secretary at the executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to the Company. Third, you can attend the meeting and vote in person. See "Information Concerning Solicitation and Voting."

         Q. If my TENERA shares are held in "street name" by my broker, will the broker vote the share on my behalf?
         A: A broker will vote TENERA shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as "broker non-votes," will not be voted in favor of such a matter. The proposal to ratify and approve the plan of dissolution requires the affirmative vote of a majority of the outstanding shares to be approved by the shareholders. Accordingly, broker non-votes will have the effect of a vote against the proposal. The Company encourages all shareholders whose shares are held in street name to provide their brokers with instructions on how to vote. See "Information Concerning Solicitation and Voting."

         Q.  Who can help answer my questions?
         A: If you have any questions about the Special Meeting or the proposal to be voted on at the Special Meeting, or if you need additional copies of this proxy statement, you should contact the Company at
             (415) 445-3410. The public filings can also be accessed at the Securities and Exchange Commission's web site at www.sec.gov.

                                  TENERA, INC.

                          -----------------------------
                                 PROXY STATEMENT

                          -----------------------------


                     FOR THE SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON SEPTEMBER 4, 2003


      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TENERA, Inc. ("TENERA" or the "Company"), a Delaware corporation, for use at the Special Meeting of Shareholders ("Annual Meeting") to be held on Thursday, September 4, 2003 at 12:00 Noon (local time), or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at the law offices of Greenberg Traurig, LLP at 2450 Colorado, Suite 400E, Santa Monica, California. The Company's telephone number for its principal offices is (415) 445-3410.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

      Each shareholder of record of Common Stock of the Company ("Common Stock") on August 15, 2003 ("Record Date"), is entitled to vote at the Special Meeting and will have one vote for each share of Common Stock held at the close of business on the Record Date. A majority of the shares entitled to vote will constitute a quorum. On August 14, 2003, there were 9,984,259 shares of Common Stock outstanding.

      If you are unable to attend the Special Meeting, you may vote by proxy. The proxies will vote your shares according to your instructions. If you return a properly signed and dated proxy card, but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxies to vote your shares at their discretion on any other matter presented at the Special Meeting.

      You may revoke your proxy at any time prior to voting at the Special Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy, or by voting in person at the meeting. Under applicable state law and the bylaws of the Company, a quorum is required for the matters to be acted upon at the Special Meeting. A quorum is defined as a majority of the shares entitled to vote, represented in person or by proxy, at the meeting. Abstentions are included in the number of shares present or represented at the Special Meeting. Proxies relating to "street name" shares which are not voted by brokers on one or more matters, will not be treated as shares present for purposes of determining the presence of a quorum, unless they are voted by the broker on at least one matter.

      The proposal to ratify and approve the plan of complete liquidation and dissolution requires the affirmative vote of a majority of the Company's outstanding shares to be approved by the Company shareholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to ratify and approve the plan of complete liquidation and dissolution.

      The Company will bear the cost of preparing, handling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional material which may be furnished to shareholders, and the actual expense incurred by brokerage houses, fiduciaries, and custodians in forwarding such materials to beneficial owners of Common Stock held in their names. The solicitation of proxies will be made by the use of the mails and may also be made through direct communication with certain shareholders or their representatives by officers, directors, or employees of the Company who will receive no additional compensation.

                   CAUTION AGAINST FORWARD-LOOKING STATEMENTS


      This proxy statement contains certain forward-looking statements, including statements concerning the value of the net assets, the anticipated liquidation value per share of common stock as compared to its market price absent the proposed liquidation, the timing and amounts of distributions of liquidation proceeds to shareholders, and the likelihood of shareholder value resulting from the sale of certain of the significant assets. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, or industry results, to differ materially from the expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that the Company may incur additional liabilities, that the sale of the non-cash assets could be lower than anticipated, and that the settlement of the liabilities could be higher than expected, all of which would substantially reduce or eliminate the distribution to the shareholders. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, the Company cannot guarantee future events or results. Except as may be required under federal law, the Company undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

                                    PROPOSAL

                        TO RATIFY AND APPROVE THE PLAN OF
                      COMPLETE LIQUIDATION AND DISSOLUTION

General

      The Board of Directors is proposing the plan of dissolution for ratification and approval by the shareholders at the Special Meeting. The plan was approved by the Board of Directors, subject to shareholder approval, on July 14, 2003. A copy of the plan of dissolution, as amended, is attached as Annex A to this proxy statement. Certain material features of the plan are summarized below. The Company encourages you to read the plan of dissolution in its entirety.


      After ratification and approval of the plan of dissolution, activities of the Company, or liquidating trust, will be limited to:


      o filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

      o selling any of the remaining assets, including the intellectual property and other intangible assets;

      o   settling with the creditors;

      o terminating any of the remaining commercial agreements, relationships or outstanding obligations;

      o   continuing to honor certain obligations to customers;

      o establishing a contingency reserve for payment of the expenses and liabilities;

      o   completing tax filings;

      o complying with the Securities and Exchange Commission reporting requirements; and

      o preparing to make and making final distributions, if any cash resources are remaining, to the shareholders.


      Delaware law provides that, following the approval of the plan of dissolution by the TENERA shareholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of TENERA and the winding up of its operations and affairs.

      As of March 31, 2003, the Company had approximately $427 thousand of cash and cash equivalents, $1.3 million of net trade receivables and the total liabilities on the balance sheet were approximately $4.6 million. Subsequent to that date, the Company has received approximately $4.5 million in cash proceeds from the sale of assets, contracts and certain receivables. Additionally, $500,000 was placed by the asset buyer into an escrow account established in connection with the sale of certain assets, to be released to the Company on the satisfaction of several post-sales closing transactions: as of the date of this proxy, $100,000 has been released. In addition to satisfying the liabilities on the balance sheet (including the payoff of the subordinated debentures by GoTrain totaling approximately $1.6 million, accounts payable of approximately $1.3 million, and accrued compensation and related expenses totaling approximately $1.1 million), the Company has used and anticipates continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

      o   Ongoing operating expenses;
      o Expenses of approximately $400,000 incurred in connection with completion of e-Learning course work obligations associated with the sale of the assets of the e-Learning subsidiary;
      o Expenses of approximately $376,000 incurred in connection with extending the directors' and officers' insurance coverage;

      o Expenses incurred in connection with the liquidation, including the termination of long-term lease obligations;
      o   Employee severance and related costs;
      o   Taxes, if any, associated with the sales of assets;
      o   Client service and contractual closeout obligations; and
      o   Professional, legal, consulting and accounting fees.


      The Company currently is unable to ascertain the amount, if any, of cash resources that may ultimately be distributed to the shareholders due to the variable outcomes possible in terminating the Company's long-term commitments.

       The Board of Directors intends to turn the management over to a third party to complete the liquidation of the remaining assets and distribute the proceeds from the sale of assets to the shareholders pursuant to the plan of dissolution. This third-party management will be in the form of a liquidating trust, which would succeed to all of the assets, liabilities and obligations. Mr. Jeffrey R. Hazarian has agreed to act as trustee of such liquidating trust.

       During the liquidation of the assets, the Company may pay the officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of dissolution. See "Possible Effects of the Ratification and Approval of the Plan upon the Directors and Executive Officers."

       The following resolution will be offered at the Special Meeting:


 "RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION BE RATIFIED
                                 AND APPROVED."

Background and Reasons for the Plan of Dissolution


      From September 20, 2002 through July 15, 2003, the Board of Directors held a total of 11 meetings to explore and discuss the strategic alternatives. On July 1, 2003, the directors voluntarily suspended cash compensation for their continued service on the board of directors effective July 1, 2003. On July 15, 2003, the Board of Directors unanimously deemed advisable the liquidation and dissolution of TENERA and unanimously adopted the plan of dissolution subject to shareholder approval.

      In reaching this decision, the Board considered that the Company has been unable to return to profitable quarterly results since the quarter ended September 30, 2000. The Company recorded net losses of $4.8 million and $2.0 million in 2002 and 2001, respectively. The Company's businesses have been adversely affected by the general economic downturn in the United States over the past couple of years. The economic slowdown, combined with the "melt-down" of the fortunes of the power-generating and power-trading industry, has resulted in less demand for new and existing power plant capacity, which had a direct effect on the Company's environmental consulting business. The economic slowdown has also put budgetary pressure on the federal government, with the result that certain programs of the Department of Energy in which the Company participates have been constrained. Additionally, the pressure of corporate cost-cutting by many U.S. corporations has resulted in reduced training opportunities for the Company's e-Learning activities; many clients and potential clients had not expanded their training activities to the levels originally expected because of reduced manpower and/or lower funding for training. Starting in 2001, responding to these economic conditions, the Company took steps to reduce its cash requirements through staff reductions, which further constrained the Company's ability to develop its businesses.

      Revenues have continued to decline over each succeeding quarter until the revenue in the quarter ended December 31, 2002 totaled less than 40% of the revenues in the third quarter of 2000. The declines in revenue were spread across the Company's Professional and Technical Services segment; however it was most characteristic of the substantial decline in services requested by the Company's largest multi-year Professional and Technical Services contract with the Department of Energy's Rocky Flats Site (the "Site"). The decline in scope was consistent with budgetary pressure on the DOE as well as shifting needs at the Site as the remediation work was continuing along towards scheduled completion in 2006. Even with the greatly diminished roles for the Company at the Site, the contract itself was scheduled to complete its initial period of performance on September 30, 2003 and would be subject to a determination by the client as to the first of three possible annual extensions of the period of performance. As reported previously, management anticipated that in light of the current business environment, the Company would experience further reduction in revenues expected to be recognized in its Professional and Technical Services Segment during the remainder of 2003.

      The decrease in consolidated revenues during this period was only slightly offset by the increase in e-Learning Segment activity; however the increased revenues in that Segment came at a significant cost in cash resources. Cash reserves were being depleted to fund ongoing operating losses, since e-Learning revenue was insufficient to cover expenses, such as costs of e-Learning course and platform development, sales and marketing and administration. Initial funding of the e-Learning Segment came from the cash generated by the Company's Professional and Technical Services Segment. As previously reported, management believed that the cash expected to generated from the Professional and Technical Services Segment would be insufficient to provide funding necessary for further development of its e-Learning Segment. Also as previously reported, the Company's efforts seeking new lines of credit have been unsuccessful to date.

      Due to declining revenues, net losses, and declining cash balances, the Company's auditors issued "going concern" opinions at the end of the 2001 and 2002 calendar years. There has been uncertainty on how long the current downturn will last and when a sustained recovery may occur. Any further decline in the clients' markets or in general economic conditions would likely result in a further reduction in demand for the Company's products and services. Additionally, there has been a concern that the Company may have difficulty in collecting outstanding trade receivables from cash constrained clients, causing its own cash flow to be adversely affected. Also, in such an environment, pricing pressures could continue, negatively impacting gross margins.

      The Company has made considerable efforts to identify and evaluate strategic alternatives, including strategic partnerships. In June 2001, the Company's e-Learning subsidiary, GoTrain Corp. entered into a five-year strategic partnership agreement with SmartForce (now merged with SkillSoft) to co-develop and distribute ES&H and regulatory content via the SmartForce internet platform. Under the agreement, GoTrain retained ownership of its proprietary content and shared in the revenue of any GoTrain content sold by SmartForce. As part of the agreement, GoTrain was required to make an initial and quarterly payment SmartForce for platform license and maintenance, and integration of existing GoTrain content. Minimum net payments due by GoTrain over the remaining period of the agreement totaled $1.2 million at December 31, 2002. In June 2002, SmartForce announced that it had entered into an agreement to merge with SkillSoft, another e-Learning company, which was completed in September 2002. The surviving entity, know as SkillSoft, assumed GoTrain's agreement with SmartForce. In late 2002, due to the lack of achieving expected revenue growth over the first 18 months, GoTrain notified SkillSoft of a desire to restructure the agreement.

      Separately, GoTrain was able to raise $1.5 million in subordinated debt in early 2002; however, the cash infusion proved insufficient in light of slower than expected revenue growth. In the third quarter of 2002, the Company sought unsuccessfully additional external equity or working capital funding for the e-Learning enterprise. As previously reported, although management believed that the e-Learning segment has significant future potential, it was unable to identify funding sources beyond what it had previously raised in capital for that segment.

      To address the diminishing cash resource generation within the Professional and Technical Services Segment, management also contacted numerous potential debt and equity financial investors, including existing investors. However, such discussions failed to generate necessary funding for the Company or its subsidiaries. After completing their respective due diligence processes, all potential and existing investors declined to enter into meaningful negotiations.

      As previously announced, the Board of Directors then concluded, in light of the extensive and unsuccessful efforts to locate a strategic or an investment partner for the Company, that it would be in the best interest of the shareholders to pursue the possibility of a merger, sale of assets or closure of the operating subsidiaries, collectively or individually.

      Management then contacted a number of companies that it thought might have an interest in merging or purchasing assets from the subsidiaries. The list of prospects represented the collective knowledge of companies that were either currently active in the e-Learning or Professional and Technical Services markets or which the Company believed could have an interest in that market. Management attempted to schedule meetings with each of the prospective parties and subsequently solicited indications of interest from such parties.

      The Company did not receive any expressions of merger interest from the parties for the e-Learning business, but an offer was received from its strategic partner, SkillSoft, for the e-Learning assets. The initial agreement to purchase the assets from GoTrain was struck at a level which was expected to generate sufficient working capital for the Company to possibly redeploy its resources within other operating environments. However, after further contemplation of the general economic conditions, recent purchase prices paid for similar assets within the e-Learning market, and due diligence efforts by the buyer, the price offered was reduced prior to finalization of the agreement. Although the offered proceeds were considered by the Company to be a reasonable price for the assets sold, they did not provide surplus working capital.

      Similarly, the Company did not receive any expressions of merger interest from the independent parties approached for the Professional and Technical Services Segment's two subsidiaries: TENERA Energy, LLC ("Energy") and TENERA Rocky Flats., LLC ("Rocky Flats"). Thereafter, late in the first quarter of 2003, the Company reached agreement to transfer the ownership and operations of management of Energy to the former employees of the subsidiary. Late in the second quarter of 2003, a Rocky Flats joint venture partner, The S.M. Stoller Corporation, advised the Company that it was interested in assuming the obligations of certain Professional and Technical Services Rocky Flats site contracts and joint venture interests.

      As a result of these three separate sets of negotiations, the Company completed the sales of each of the subsidiary business operations by June 30, 2003. On July 15, 2003, the Board determined, based upon the expected net cash proceeds from the completed sales and management's belief that the Company would not be able to reduce expenses and personnel further, that the Company would not able to fund the reestablishment of an operating entity in order to profitably sell and market a product or service. The Board also reviewed projected estimates of expenses associated with an orderly liquidation of TENERA, as well as the cash on hand as of June 30, 2003. Since the Company did not have any offers to purchase the remaining non-operating assets at this time or to terminate favorably its long-term obligations, the Company was unable to effectively estimate the value of the net assets upon liquidation. The Board also considered other bankruptcy alternatives (such as provided for by the U.S. Bankruptcy Code) but believed that such alternatives would likely result in higher transaction costs and longer delays, further minimizing any possible distributions to shareholders.

      For these reasons, on July 15, 2003 the Board of Directors concluded that the dissolution and liquidation would have the highest probability of returning the greatest value to the shareholders.

Factors to be Considered by Shareholders in Deciding Whether to Ratify and Approve the Plan

       There are many factors that the shareholders should consider when deciding whether to vote to ratify and approve the plan of dissolution. Such factors include those risk factors set forth below.

       The Company cannot assure you of the amount, if any, of any distribution to the shareholders under the plan of dissolution.

      Liquidation and dissolution may not create value to the shareholders or result in any remaining capital for distribution to the shareholders. The Company cannot assure you of the precise nature and amount of any distribution to the shareholders pursuant to the plan of dissolution. Uncertainties as to the precise net value of the non-cash assets and the ultimate amount of liabilities make it difficult to predict with certainty the aggregate net value, if any, ultimately distributable to the shareholders. The actual nature and amount of all distributions will depend in part upon the ability to convert the remaining non-cash assets into cash. The Company cannot be certain of the final amount of the liabilities.

       The shareholders could vote against the plan of dissolution.

       The shareholders could vote against the plan of dissolution. If the Company does not obtain shareholder ratification and approval of the plan of dissolution, the Company would have to continue the business operations from a difficult position, in light of the announced intent to liquidate and dissolve. Among other things, a substantial majority of the employees have been terminated, and customer relationships will have been severely strained. The Company has terminated all of the employees with the exception of the Chief Executive Officer. Prospective employees, customers and other third parties may refuse to form relationships or conduct business with the Company if they have no confidence in its future.

       The proceeds from escrowed assets may be less than anticipated if GoTrain does not enjoy favorable outcomes in the completion of the outstanding obligations from the sale of the e-Learning assets.

      GoTrain is obligated under the asset purchase agreement for the e-Learning assets (the "SkillSoft Agreement") to i) complete the development of 25 e-Learning courses, ii) deliver Working Capital (as defined by the SkillSoft Agreement) with value of $5,000, and to iii) indemnify the warranties and representations of the SkillSoft Agreement for a period of one year. Funds totaling $500,000 were set aside in escrow to meet these commitments and will be released to the parties in accordance with the terms of the SkillSoft Agreement. The costs of the course development were borne by TENERA's subsidiary, GoTrain Corp., from the net proceeds of the sale of assets and were completed on an outsourced fixed-price basis with former employees. On or about July 22, 2003, the Company satisfied the course development obligation and received notification of the release of $100,000 from the escrow account. There can be no assurance that the Company will deliver the Working Capital with a value equal to or in excess of $5,000 or that the indemnity period will close without drawing down on escrowed funds. The actual nature and amount of all distributions will depend in part upon our ability to release the remaining escrowed funds to TENERA. If the Company does not enjoy favorable outcomes in the completion of the outstanding escrowed obligations, it may not generate meaningful cash, if any to return to the shareholders.

      The Company many not be able to collect all of the retained receivables.

      The Company has retained receivables of approximately $240,000 related to the Energy subsidiary's business that have remained unpaid in excess of six months. Although the Company maintains that the amounts outstanding are due and payable under the terms of the client agreements and has delivered a written demand for payment, there can be no assurance that the client will honor the agreement. If necessary, the Company may pursue legal recourse to affect collection; however such a course of action would also utilize cash resources to pay for litigation support costs while not providing a guaranteed successful outcome. Any litigation could delay or even prevent the Company from completing the plan of dissolution. If the Company does not enjoy favorable outcomes in the collection of the outstanding receivables, it may not generate meaningful cash, if any to return to the shareholders.

       The Company may not be able to settle all of the obligations to creditors.

       The Company has current and future obligations to creditors. These include, without limitation, long-term contractual obligations associated with business agreements with customers and other third parties. As part of the wind down process, the Company will attempt to settle the obligations with the creditors. If the Company cannot reach an agreement with a creditor concerning an obligation, including its landlord, that creditor may choose to bring a lawsuit against the Company. Any litigation could delay or even prevent the Company from completing the plan of dissolution. Moreover, amounts required to settle the obligations to creditors will reduce the amount of remaining capital available for distribution to shareholders.

       The Company will continue to incur claims, liabilities and expenses which will reduce the amount available for distribution to shareholders.

       Claims, liabilities and expenses from operations (such as operating costs, salaries, directors' and officers' insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses) will continue to be incurred as the Company winds down. These expenses will reduce the amount of assets available for ultimate distribution to shareholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for the obligations, liabilities, expenses and claims, the Company may not be able to distribute meaningful cash, or any cash at all, to the shareholders.

       The Company may not have fully reserved for or identified all obligations owing to third parties, including obligations to government agencies.

       Although the Company has continuously maintained an adequate system of reporting to identify and reserve for obligations owing to third parties, there can be no assurance that all obligations, including those to government agencies are known at this time. If additional third party obligations are identified, the Company may not be able to distribute meaningful cash, or any cash at all, to the shareholders.

      Distribution of assets, if any, to the shareholders could be delayed.

       The Company is currently unable to predict the precise timing of any distribution pursuant to the wind down. The timing of any distribution will depend on and could be delayed by, among other things, the timing of sales of the non-cash assets, conversion of outstanding receivables, claim settlements with creditors and the successful closure of the escrowed funds described above. Additionally, a creditor could seek an injunction against the making of distributions to the shareholders on the ground that the amounts to be distributed were needed to provide for the payment of the liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to the shareholders.

       If the Company fails to create an adequate contingency reserve for payment of the expenses and liabilities, the shareholders could be held liable for payment to the creditors of each such shareholder's pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such shareholder.

      If the plan of dissolution is ratified and approved by the shareholders, the Company will file a Certificate of Dissolution with the State of Delaware dissolving TENERA. Pursuant to the Delaware General Corporation Law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against the Company and enabling the Company gradually to close the business, to dispose of the property, to discharge the liabilities and to distribute to the shareholders any remaining assets. Under the Delaware General Corporation Law, in the event the Company fails to create an adequate contingency reserve for payment of the expenses and liabilities during this three-year period, each shareholder could be held liable for payment to the creditors of such shareholder's pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such shareholder.

      However, the liability of any shareholder would be limited to the amounts previously received by such shareholder from the Company (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a shareholder could be required to return all distributions previously made to such shareholder. In such event, a shareholder could receive nothing from the Company under the plan of dissolution. Moreover, in the event a shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a shareholder incurring a net tax cost if the shareholder's repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by the Company will be adequate to cover any expenses and liabilities. See "Contingent Liabilities; Contingency Reserve; Liquidating Trust."

       The common stock has been notified of possible delisting from the American Stock Exchange ("AMEX").

       The Company was notified on June 13, 2003 that it may not meet certain of the Exchange's continued listing standards. On June 25, 2003, the Company submitted a response acknowledging the notification and stating that it would conduct a review of the alternatives available to the Company. The Company also announced on July 1, 2003 in a press release that there could be no assurance however that the Company would be able to present a plan that will meet the continued AMEX listing standards, or if it did not, would be able to provide an alterative market for its outstanding shares. Subsequent to July 15, 2003, the Company notified the AMEX of the Board of Directors resolution to wind up and dissolve the Company and its recommendation for approval from the Company's shareholders. On July 16, 2003, the AMEX contacted the Company to announce that in light of the information received from the Company, it had halted trading of the common stock on the Exchange pending a move to delist the Company.

     The stock transfer books will close on the date the Company files the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for shareholders to publicly trade the stock.

       The Company intends to close the stock transfer books and discontinue recording transfers of the common stock at the close of business on the date the Company files the Certificate of Dissolution with the Delaware Secretary of State, referred to as the "final record date." Thereafter, certificates representing the common stock shall not be assignable or transferable on the books except by will, intestate succession or operation of law. The proportionate interests of all of the shareholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by the Company shall be made solely to the shareholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on the books as a result of any assignments by will, intestate succession or operation of law.

      The Company will continue to incur the expenses of complying with public company reporting requirements.

       The Company has an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the "Exchange Act," even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, the Company intends to, after filing the Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. The Company anticipates that, if such relief were granted, the Company would continue to file current reports on Form 8-K to disclose material events relating to the liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

      If the Company fails to retain the services of certain key personnel, the plan of dissolution may not succeed.

      The success of the plan of dissolution depends in large part upon the ability to retain the services of its Chief Executive Officer; Jeffrey R. Hazarian. Failure to retain Mr. Hazarian could harm the implementation of the plan of dissolution. If the Company fails to retain Mr. Hazarian, the Company will need to hire others to oversee the liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all. For this reason and others discussed below, the Company has entered into a salary continuation agreement with Mr. Hazarian. See "--Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers."

Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers

       Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, the Company will continue to indemnify each of the current and former directors and officers to the extent required under Delaware law and the Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, the Company intends to maintain the current directors' and officers' insurance policy through December 31, 2003 and to obtain runoff coverage for an additional three years.

       In order to ensure retention of key personnel required to complete an orderly dissolution, the Board of Directors entered into a salary continuation arrangements with Jeffrey R. Hazarian, the Chief Executive Officer and Chief Financial Officer. The salary continuation arrangement provides a continuation at full salary for a period plus the monthly payment to Mr. Hazarian of an amount equal to the current employer-paid portion of employee benefit programs (such benefit programs will be terminated on July 31, 2003) through June 15, 2004, at which time the parties may enter into negotiations for a further continuation of employment or pay Mr. Hazarian the standard severance that the Company has historically paid to the employees who have been terminated for reasons of cost reduction. Pursuant to the salary continuation agreement, the severance amount due would also be paid to Mr. Hazarian if he leaves the employment of the Company prior to June 15, 2004.

       The Company has an existing employee option agreement with Mr. Hazarian. Mr. Hazarian is currently fully vested in the options. The lowest exercise price of the options that will vest as a result of these agreements is $0.48 per share. The Company does not anticipate the exercise of any options pursuant to the option agreements.

      The Company has an existing employee option agreement with former employees. The agreements provide for the full vesting upon a change of control or dissolution of the Company, and are exercisable at varying periods of up to three and six months past the date of terminated service with the Company. The lowest exercise price of the options that will vest as a result of these agreements is $0.48. The Company does not anticipate the exercise of any options pursuant to the option agreements with former employees.

      The Company has existing director option agreements with the four independent directors. The agreements provide for the full vesting upon a change of control or dissolution of the Company. Therefore, the directors' options held by Messrs. Hasler, Loo and Turin and Ms. O'Riordan will be fully vested upon the successful vote for dissolution by the shareholders. The lowest exercise price of the options that will vest as a result of these agreements is $0.19 per share. The Company does not anticipate the exercise of any options pursuant to the option agreements with directors.

      The directors have voluntarily suspended cash compensation for their continued service on the board of directors effective July 1, 2003.

      Other than as set forth above, it is not currently anticipated that the liquidation will result in any material benefit to any of the executive officers or to directors who participated in the vote to adopt the plan of dissolution.


Principal Provisions of the Plan

 The Liquidation and Dissolution of the Company.

       The Company will distribute pro rata to the shareholders, in cash or in-kind, or sell or otherwise dispose of, all of the property and assets. The liquidation is expected to commence as soon as practicable after ratification and approval of the plan of dissolution by the shareholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to the shareholders or to one or more liquidating trusts. Any sales of the assets will be made in private or public transactions and on such terms as are approved by the Board of Directors or Liquidating Trustee. It is not anticipated that any further votes of the shareholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. See "Proposal No. 2--To Ratify and Approve the Proposed Asset Sale--General."

      The plan of dissolution provides that the Board of Directors will liquidate the assets in accordance with any applicable provision of the Delaware General Corporation Law, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct the officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law which instruct such officers to:

     o give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;

     o offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the Delaware General Corporation Law;

     o petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against the Company, and claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with
         Section 280 of the Delaware General Corporation Law;

     o pay, or make adequate provision for payment of, all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the plan of dissolution in accordance with Section 280 of the Delaware General Corporation Law; and

     o post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the Delaware General Corporation Law.

       If deemed necessary by the Board of Directors for any reason, the Company may, from time to time, transfer any of the unsold assets to one or more trusts established for the benefit of the shareholders, which property would thereafter be sold or distributed on terms approved by its trustees. If all of the assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, the Company will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this proxy statement as "liquidating trusts." Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, the Company would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

       It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of dissolution provides that the Board of Directors may appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to "Contingent Liabilities; Contingent Reserves; Liquidation Trust."

       After the final record date, the Company will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the final record date. See "Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts" and "Final Record Date" below.

       Following ratification and approval of the plan of dissolution by the shareholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving TENERA. The dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against the Company, and enabling the Company gradually to settle and close the business, to dispose of and convey the property, to discharge the liabilities and to distribute to the shareholders any remaining assets, but not for the purpose of continuing the business for which the Company were organized.

 Abandonment; Amendment

       Under the plan of dissolution, the Board of Directors may modify, amend or abandon the plan, notwithstanding shareholder ratification and approval, to the extent permitted by the Delaware General Corporation Law. The Company will not amend or modify the plan of dissolution under circumstances that would require additional shareholder solicitations under the Delaware General Corporation Law or the Federal securities laws without complying with the Delaware General Corporation Law and the Federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

       The Board of Directors has not established a firm timetable for winding up the affairs of the Company if the plan of dissolution is ratified and approved by the shareholders. The Company faces several uncertainties that could affect the ultimate outcome of the dissolution including, but not limited to: the negative impact on cash flow due to inability to collect or realize remaining accounts receivables in a timely fashion or at all; favorable settlement of outstanding obligations; and minimizing further costs attendant with the Company's liquidation process. Given these unknowns, at the present time, any distribution to the shareholders is uncertain.

       The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to the shareholders or to a liquidating trust. The proportionate interests of all of the shareholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by the Company shall be made solely to shareholders of record on the close of business on the final record date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all distributions will be determined by the Board of Directors or a trustee designated by the Board, in its sole discretion, and will depend in part upon the ability to convert the remaining assets into cash and pay and settle the significant remaining liabilities and obligations. See "Factors to be Considered by Shareholders in Deciding Whether to Ratify and Approve the Plan."

       In lieu of satisfying all of the liabilities and obligations prior to making distributions to the shareholders, the Company may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See "Contingent Liabilities; Contingency Reserve; Liquidation Trust."

       Uncertainties as to the precise value of the non-cash assets and the ultimate amount of the liabilities make it impracticable to predict the aggregate net value ultimately distributable to shareholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following shareholder ratification and approval of the plan of dissolution. These expenses will reduce the amount of assets available for ultimate distribution to shareholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for the obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to shareholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for the obligations, liabilities, expenses and claims and to make cash distributions to shareholders. If such available cash and amounts received on the sale of assets are not adequate to provide for the obligations, liabilities, expenses and claims, distributions of cash and other assets to the shareholders will be reduced and could be eliminated. See "Factors to be Considered by Shareholders in Deciding Whether to Ratify and Approve the Plan."

Conduct of TENERA Following Adoption of the Plan

       Following ratification and approval of the plan of dissolution by the shareholders, the activities will be limited to distributing the assets in accordance with the plan, establishing a contingency reserve for payment of the expenses and liabilities, including liabilities incurred but not paid or settled prior to ratification of the plan of dissolution, selling any of the remaining assets, and terminating any of the remaining commercial agreements, relationships or outstanding obligations. Following the ratification and approval of the plan of dissolution by the shareholders, the Company shall continue to indemnify the officers, directors, employees and agents in accordance with the Certificate of Incorporation and Bylaws, including for actions taken in connection with the plan and the winding up of the affairs. The obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover the indemnification obligations under the plan of dissolution.

       Whether or not the plan of dissolution is ratified and approved, the Company has an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the plan of dissolution is ratified and approved, in order to curtail expenses, the Company will, after filing the Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. The Company anticipate that, if such relief is granted, the Company would continue to file current reports on Form 8-K to disclose material events relating to the liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require.

 Contingent Liabilities; Contingency Reserve; Liquidating Trust

       Under the Delaware General Corporation Law, the Company is required, in connection with the dissolution, to pay or provide for payment of all of the liabilities and obligations. Following the ratification and approval of the plan of dissolution by the shareholders, the Company will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which the Company believes to be adequate for payment thereof. The Company is currently unable to estimate with precision the amount of any contingency reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to shareholders.

      The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Board of Directors and may be derived from consultations with outside experts and review of the estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, product warranty obligations, estimated legal, accounting and consulting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in the financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. The Company has not made any specific provision for a contingency reserve.

      If deemed necessary, appropriate or desirable by the Board of Directors for any reason, the Company may, from time to time, transfer any of the unsold assets to one or more liquidating trusts, or other structure the Company deems appropriate, established for the benefit of the shareholders, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of the Company and the shareholders for such assets to be distributed directly to the shareholders at such time. If all of the assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, the Company must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

       The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying the liabilities, if any, assumed by the trust, to the shareholders. Any liquidating trust acquiring all of the unsold assets will assume all of the liabilities and obligations and will be obligated to pay any of the expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

      The plan of dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of the shareholders.

       The Company may decide to use a liquidating trust or trusts, and the Board of Directors believes the flexibility provided by the plan of dissolution with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between the Company and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to the shareholders. The transfer to the trust and distribution of interests therein to the shareholders would enable the Company to divest itself of the trust property and permit the shareholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to the shareholders, to be held in trust for the benefit of the shareholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of the common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of the common stock in order to receive the interests.

      It is further anticipated that pursuant to the trust agreements:

     o approval of a majority of the trustees would be required to take any action; and

     o the trust would be irrevocable and would terminate after, the earliest of
       (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

       Under the Delaware General Corporation Law, in the event the Company fails to create an adequate contingency reserve for payment of the expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each shareholder could be held liable for the repayment to creditors out of the amounts theretofore received by such shareholder from the Company or from the liquidating trust or trusts of such shareholder's pro rata share of such excess.

       If the Company were held by a court to have failed to make adequate provision for the expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of the expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to shareholders and/or interest holders under the plan of dissolution.

Reporting Requirements

      All liquidating distributions from the Company or a liquidating trust on or after the final record date will be made to shareholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, the Company may at the election require shareholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Shareholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by the Company or the liquidating trust, if any, to shareholders who have not surrendered their stock certificates may be held in trust for such shareholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a shareholder's certificate evidencing the common stock has been lost, stolen or destroyed, the shareholder may be required to furnish the Company with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

       The Company was notified on June 13, 2003 that it may not meet certain of the Exchange's continued listing standards. On June 25, 2003, the Company has submitted a response acknowledging the notification and that would conduct a review of the alternatives available to the Company. The Company also announced on July 1, 2003 in a press release that there can be no assurance however that the Company will be able to present a plan that will meet the continued AMEX listing standards, or if it does not, will be able to provide an alterative market for its outstanding shares. On or about July 15, 2003, the Company notified the AMEX of the Board of Directors approval to wind up and dissolve the Company and its recommendation for approval from the Company's shareholders.

      The Company also currently intends to close the stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date.

       Thereafter, the shareholders will not be able to transfer such shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors' and management's estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

      Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through NASDAQ, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As shareholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see "Material United States Federal Income Tax Consequences"), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

 Final Record Date

       The Company intends to close the stock transfer books and discontinue recording transfers of shares of the common stock on the final record date, and thereafter certificates representing shares of the common stock will not be assignable or transferable on the books except by will, intestate succession or operation of law. After the final record date, the Company will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of the shares will occur on or after the final record date. See "Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts" below.

Absence of Appraisal Rights

       Under the Delaware General Corporation Law, the shareholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of dissolution.

Regulatory Approvals

      No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

 Material United States Federal Income Tax Consequences

       The following discussion is a general summary of the material United States Federal income tax consequences affecting the shareholders that are anticipated to result from the receipt of distributions pursuant to the dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of the shareholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their TENERA stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that the Company will liquidate in accordance with the plan of dissolution in all material respects.

       No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and the Company will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or shareholder level, thus reducing the benefit to the Company and the shareholders from the liquidation. Tax considerations applicable to particular shareholders may vary with and be contingent on the shareholder's individual circumstances.

       Federal Income Taxation of TENERA. After the approval of the plan of dissolution and until the liquidation is completed, the Company will continue to be subject to Federal income taxation on the taxable income, if any, such as interest income, gain from the sale of the assets or income from operations. The Company will recognize gain or loss with respect to the sale of the assets in an amount equal to the fair market value of the consideration received for each asset over the adjusted tax basis in the asset sold. In addition, although the Company currently does not intend to make distributions of property other than cash, in the event of a distribution of property, the Company may recognize gain upon such distribution of property. The Company will be treated as if the Company had sold any such distributed property to the distributee-shareholder for its fair market value on the date of the distribution. Management believes that the Company has sufficient usable net operating losses to offset any income or gain recognized by the Company.

       Federal Income Taxation of the Shareholders. Amounts received by shareholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares of the common stock. Shareholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of the common stock. A shareholder's tax basis in his or her shares will depend upon various factors, including the shareholder's cost and the amount and nature of any distributions received with respect thereto.

       A shareholder's gain or loss will be computed on a "per share" basis. If the Company makes more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder. The value of each liquidating distribution will be applied against and reduce a shareholder's tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a shareholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from the Company has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder's tax basis for that share. Gain or loss recognized by a shareholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

       Although the Company currently does not intend to make distributions of property other than cash, in the event of a distribution of property, the shareholder's tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the shareholder's future sale of that property will be measured by the difference between the shareholder's tax basis in the property at the time of such sale and the proceeds of such sale.

       After the close of its taxable year, the Company will provide shareholders and the Internal Revenue Service with a statement of the amount of cash distributed to the shareholders and the best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge the valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by shareholders might be changed. Distributions of property other than cash to shareholders could result in tax liability to any given shareholder exceeding the amount of cash received, requiring the shareholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

       If a shareholder is required to satisfy any liability of ours not fully covered by the contingency reserve (see "Contingent Liabilities; Contingency Reserve; Liquidation Trust"), payments by shareholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual shareholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

       Liquidating Trusts. If the Company transfer assets to a liquidating trust or trusts, the Company intends to structure such trust or trusts so that shareholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assets transferred to a liquidating trust will cause the shareholder to be treated in the same manner for Federal income tax purposes as if the shareholder had received a distribution directly from the Company. The liquidating trust or trusts themselves will not be subject to Federal income tax. After formation of the liquidating trust or trusts, the shareholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, shareholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

       The tax consequences of the plan of dissolution may vary depending upon the particular circumstances of the shareholder. The Company recommends that each shareholder consult its own tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Effect of Liquidation

       The methods used by the Board of Directors and management in estimating the values of the assets are inexact and may not approximate values actually realized. The Board of Directors' assessment assumes that estimates of the liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond the control and also do not reflect any contingent or unmatured liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to shareholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement. Moreover, no assurance can be given that any amounts to be received by the shareholders in liquidation will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future.

 Vote Required and Board Recommendation

       The ratification and approval of the plan of dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of the common stock. Members of the Board of Directors and the executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 1,117,186 shares of the common stock (approximately 10.5% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

       The Board of Directors believes that the plan of dissolution is in the best interests of the shareholders and recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

Security Ownership of Directors, Officers, and Principal Shareholders

      The following table sets forth information as of July 14, 2003, concerning ownership of Common Stock by (i) each director, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and named executive officers as a group, and (iv) each person known by the Company to own beneficially 5% or more of the outstanding shares of its Common Stock. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares of Common Stock shown as beneficially owned by them, subject to community property laws if applicable.

-------------------------------------------------------------------------------------------------------------------
                                                                       Shares           Shares
                                                                    Beneficially      Acquirable       Percentage
                             Name                                     Owned(1)        Within 60        Ownership(2)
                                                                                     Days(3) (4)
-------------------------------------------------------------------------------------------------------------------
William A. Hasler .............................................       55,500           71,500(3)            1.2%
Jeffrey R. Hazarian ...........................................        7,186          157,500(4)            1.5%
Thomas S. Loo (5) .............................................            0           69,500(3)            0.7%
Andrea W. O'Riordan (6) .......................................      551,996           61,500(3)            5.8%
George L. Turin................................................       45,504           97,000(3)            1.3%
                                                                    ------------     -------------     ------------
All Directors and Executive Officers as a Group (5 persons) ...      660,186          457,000              10.5%
PRINCIPAL SHAREHOLDERS OTHER THAN DIRECTORS AND EXECUTIVE
OFFICERS
Wagner Family Trust............................................    2,052,671              --               20.6%(7)
P.O. Box 7370
Incline Village, NV  89452


Andrea Wagner 1996 Trust.......................................      551,996              --                5.5%(5)(7)
P.O. Box 7370
Incline Village, NV  89452


Nina Wagner 1996 Trust ........................................      551,996              --                5.5%(5)(7)
P.O. Box 7370
Incline Village, NV  89452


Charles Wagner 1996 Trust .....................................      551,996              --                5.5%(5)(7)
P.O. Box 7370
Incline Village, NV  89452


Peter S. Lynch.................................................      782,000              --                7.8%
82 Devonshire Street, S8A
Boston, MA  02109


Dr. Michael John Keaton Trust .................................     1,106,887             --              11.1%
C/O Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, CA  90404
-------------------------------------------------------------------------------------------------------------------

  (1) The persons named above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
  (2) Based on the number of shares outstanding at, or acquirable within 60 days of July 22, 2003.
  (3) Represents options under the Company's 1993 Outside Directors Compensation and Option Plan which are exercisable on July ?, 2003, or within 60 days thereafter.
  (4) Represents options under the Company's 1992 Option Plan which are exercisable on July 22, 2003, or within 60 days thereafter.



                                       23



  (5) Mr. Loo is co-trustee of the trusts created for the children of Mr. Harvey Wagner and Leslie Kipnis Wagner. The other co-trustees are Andrea Wagner O'Riordan of the Andrea Wagner 1996 Trust, Nina Wagner of the Nina Wagner 1996 Trust, and Leslie Kipnis Wagner of the Charles Wagner 1996 Trust. Mr. Loo, as one of the co-trustees, delegated to the remaining co-trustee all rights with respect to the voting of all shares of the Company held by the trust. Mr. Loo disclaims beneficial ownership of all shares of the Company held in each of the trust created for the children of Mr. Harvey Wagner and Leslie Kipnis Wagner.
  (6) Ms. O'Riordan is the daughter of Harvey E. Wagner, who holds a beneficial interest in the Company's largest shareholder, The Wagner Family Trust. Shares beneficially owned represent shares held by the Andrea Wagner 1996 Trust, of which Ms. O'Riordan is co-trustee. Ms. O'Riordan disclaims beneficial ownership of all shares held in family member trusts, except shares held by the Andrea Wagner 1996 Trust.
  (7) An additional 37,461 shares, as to which Mr. Harvey Wagner disclaims beneficial ownership, are held by The Leslie Kipnis Wagner Separate Property Trust. Leslie Wagner is Mr. Harvey Wagner's spouse. Mr. Wagner disclaims beneficial ownership of all shares held in family member trusts, except shares held by the Wagner Family Trust.

      Beneficial ownership as shown in the table above has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this Rule, certain securities may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, securities are deemed to be beneficially owned by a person if the person has the right to acquire the securities (for example, upon exercise of an option or the conversion of a debenture) within 60 days of the date as of which the information is provided; in computing the percentage of ownership of any person, the amount of securities outstanding is deemed to include the amount of securities beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the preceding tables does not necessarily reflect the person's actual voting power at any particular date.


Executive Officers

      The names and ages of the current executive officers of the Company are as follows:

----------------------------------------------------------------------------------------------------------------
              Name                  Age                                  Position
----------------------------------------------------------------------------------------------------------------
Jeffrey R. Hazarian* ...........    47     Chief Executive Officer, Chief Financial Officer, and Corporate
                                           Secretary
----------------------------------------------------------------------------------------------------------------

     *  Director of the Company.

Executive Compensation

      The following table sets forth certain information covering compensation paid by TENERA to the Chief Executive Officer ("CEO") and each of the Company's other executive officers, other than the CEO, whose total annual salary and bonus exceeded $100,000 (the "named executives") for services to TENERA in all their capacities during the fiscal years ended December 31, 2002, 2001, and 2000.


                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------
                                                   Annual Compensation             Awards
                                              ------------------------------    -------------
                                                                                 Securities        All Other
         Name and                                                                Underlying        Compensa-
    Principal Position            Year           Salary            Bonus         Options(1)         tion(2)
---------------------------------------------------------------------------------------------------------------
Robert C. McKay, Jr. (3)          2002        $ 217,012         $       --             --         $   4,000
Chief Executive Officer           2001          215,147               --           30,000             3,400
President                         2000          231,469               --               --             3,400
Jeffrey R. Hazarian  (3)          2002          194,317               --               --             3,875
Chief Executive Officer           2001          167,336            6,000           30,000             3,335
President and                     2000          180,031            7,000               --             3,400
Chief Financial Officer

---------------------------------------------------------------------------------------------------------------

  (1) Reflects the number of TENERA options granted under the Company's 1992 Option Plan. The options expire at the earlier of the end of the option period, generally six years, or three months after employment termination. Additionally, Mr. McKay, acting as CEO of the Company's GoTrain subsidiary, and Mr. Hazarian, acting as a director of GoTrain, were granted 331,250 and 30,000, respectively, of Subsidiary Stock options in 2002 by the GoTrain board of directors under the GoTrain Plan.
  (2) These amounts represent the amounts accrued for the benefit of the named executives under the Company's 401(k) Plan.
  (3) Mr. McKay resigned as President and Chief Executive Officer in June 2003; Mr. Hazarian was named Chief Executive Officer in June 2003 in addition to his position as Chief Financial Officer and Corporate Secretary.

      There were no TENERA stock options granted to the named executives during 2002. However, the named executives were granted Subsidiary Stock options for shares of GoTrain, relative to their roles in the management of this non-public subsidiary. Mr. McKay was the Chief Executive Officer and President of GoTrain Corp. until his resignation in June 2003 and Mr. Hazarian is one of two members of the board of directors of GoTrain Corp. In 2002, Messrs. McKay and Hazarian were granted 331,250 and 30,000, respectively, of Subsidiary Stock options at an exercise price of $.31 per share, which was estimated by management to be the fair value, or higher than fair value, at the time of the grants. The options vested 20% at the time of the grants, with the remaining 80% vesting annually in 20% increments over four years. The sale of all of the assets by GoTrain triggered the 100% vesting provision of the option agreement. The Company does not anticipate any exercise of these options by Messrs. McKay and Hazarian. The Subsidiary Stock options granted to Messrs. McKay and Hazarian represent 16% and 1% of the total Subsidiary Stock options granted in 2002.

 Other Compensation Arrangements

      The Company's 1992 Option Plan provides that options may become exercisable over such periods as provided in the agreement evidencing the option award. Options granted to date, including options granted to executive officers and set forth in the above tables, generally call for vesting over a four-year period. The 1992 Option Plan provides that a change in control of the Company will result in immediate vesting of all options granted and not previously vested.

      The Company has a salary continuation arrangement with Mr. Hazarian. The arrangement provides for a continuation at full salary plus the monthly reimbursement of an amount equal to the Company's employer payment for employee-related benefits to Mr. Hazarian from June 15, 2003 until June 15,

2004. The arrangement also provides that Mr. Hazarian would be paid a severance equal to two weeks salary plus one week of salary for each year of service to TENERA upon his departure.

Certain Relationships and Related Transactions

     During 2002, the Board of Directors was composed of William A. Hasler, Thomas S. Loo, Andrea W. O'Riordan, and George Turin. Thomas S. Loo is a partner in the law firm of Greenberg Traurig, LLP, general counsel to the Company and Teknekron Corporation, and is a director of Teknekron Corporation. Mr. Loo is co-trustee of the Andrea Wagner 1996 Trust, the Nina Wagner 1996 Trust, and the Charles Wagner 1996 Trust (see "Security Ownership of Directors, Officers, and Principal Shareholders"). Andrea W. O'Riordan is the daughter of Harvey E. Wagner, who holds a beneficial interest in the Company's largest shareholder, The Wagner Family Trust (see "Security Ownership of Directors, Officers, and Principal Shareholders"). Mr. Wagner is also the sole shareholder and a director of Teknekron Corporation.

Other Matters

      The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Additional Information

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, and files reports, proxy statements and other information with the SEC. You may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

      TENERA previously sent a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 to its shareholders. The Annual Report, including selected financial data, supplementary financial information, management's discussions and analysis of financial condition and results of operations, and quantitative and qualitative disclosure about market risk, the Company's Form 10Q for the first quarter ended March 31, 2003 filed on May 13, 2003, and the Company's Current Report on Form 8-K filed on June 19, 2003 are hereby incorporated by reference into this proxy.


                                        By Order of the Board of Directors


                                        /s/ Jeffrey R. Hazarian
                                        ----------------------------------------
                                        Jeffrey R. Hazarian
                                        Director, Chief Executive Officer,
                                        Chief Financial Officer, and
                                        Corporate Secretary

San Francisco, California
July 23, 2003

                                     ANNEX A

                          ----------------------------

                 PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

                                  TENERA, INC.

                          ----------------------------


      This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of TENERA, Inc., a Delaware corporation (the "Company"), in accordance with the Delaware General Corporation Law (the "DGCL") and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

       1. The Board of Directors of the Company (the "Board of Directors") has adopted this Plan and called a meeting (the "Meeting") of the holders of the Company's Common Stock to take action on the Plan and ratify the Company's actions taken to date on the Plan. If stockholders holding a majority of the Company's outstanding common stock, par value $0.001 per share (the "Common Stock"), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

       2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

       3. From and after the Adoption Date, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company's assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL;
(iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

       4. The distributions to the stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company's stockholders, the Board of Directors or the Trustees (as defined below), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the

Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees ("Satisfactory Evidence and Indemnity"). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

       5. If any distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such shareholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

      6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the "Trustees"), under a liquidating trust (the "Trust"), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders
(a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.

      7. Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to [Need to insert appropriate date] then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in
Section 6.

       8. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the "Certificate of Dissolution") in accordance with the DGCL.

       9. Under this Plan the Board of Directors may approve the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

      10. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

      11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

       12. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligation hereunder, including seeking an extension in time and coverage of the Company's insurance policies currently in effect.

       13. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

      14. The Board of Directors of the Company is hereby authorized, without further action by the Company's stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs. The Board of Directors is further authorized to commence restructuring proceedings under applicable state or federal law, including bankruptcy proceedings under Title 11 of the United States Code.

                                     ANNEX B

                         ------------------------------

                               FORM OF PROXY CARD

                         ------------------------------

                               FRONT OF PROXY CARD




      PROXY



                                [GRAPHIC OMITTED]

          PROXY FOR SPECIAL MEETING OF SHAREHOLDERS - SEPTEMBER 4, 2003



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                OF TENERA, INC.



         The undersigned shareholder of TENERA, Inc., a Delaware corporation (the "Company"), hereby appoints Jeffrey R. Hazarian and William A. Hasler as the undersigned's proxies, each with full power of substitution to attend and act for the undersigned at the Special Meeting of Shareholders of the Company to be held on Thursday, September 4, 2003 at 12:00 noon, local time, at the law offices of Greenberg Traurig, 2450 Colorado Ave, Ste. 400E, Santa Monica, California, and any adjournments thereof, and to represent and vote as designated on the other side, all of the shares of Common Stock of the Company that the undersigned would be entitled to vote.

         The proxies, and each of them, shall have all the powers that the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Special Meeting and hereby ratifies and confirms all that the proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation of this proxy, the proxies are authorized to vote in accordance with their best judgment.

         The proxies present at the Special Meeting, either in person or by substitute (or if only one shall be present and act, then that one), shall vote the shares represented by this proxy in the manner indicated on the other side by the undersigned. If no instructions to the contrary are indicated on this proxy, it will be voted for the ratification and approval of the Plan of Complete Liquidation and Dissolution of TENERA, Inc. The Board of Directors recommends a vote FOR the proposal.


SEE REVERSE SIDE   Continued and to be signed on Reverse Side   SEE REVERSE SIDE

                               BACK OF PROXY CARD



Vote on Proposal



Please mark your vote as indicated in this example  [ X ]



Item 1. To ratify and approve the Plan of Complete Liquidation and Dissolution of TENERA, Inc.

                                    FOR              AGAINST       ABSTAIN

                                  [      ]           [     ]        [     ]

      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.





Signature of Shareholder(s) ______________________________ Date:  ________, 2003

IMPORTANT: In signing this proxy, please sign your name or names on the signature line in the same way as stenciled on this proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give you full title as such. Each joint owner must sign. Please mark, sign, date and return your proxy promptly in the postage-paid envelope provided.